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                 [Letterhead of UnitedHealth Group Incorporated]




                                                                       Exhibit 5


Board of Directors
UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

Re: Registration Statement on Form S-4 (Acquisition of Lifemark Corporation)


Ladies and Gentlemen:

I am delivering this opinion to you in my capacity as General Counsel of UnitedHealth Group Incorporated, a Minnesota corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by the Company of up to 693,000 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the Company's proposed acquisition (the "Acquisition") of Lifemark Corporation, a Delaware corporation ("Lifemark"), pursuant to that Agreement and Plan of Merger, dated as of October 10, 2000 (the "Merger Agreement"), by and among the Company, Leo Acquisition Corp., a Delaware corporation, and Lifemark.

I and members of my staff acting under my supervision have examined such documents, including resolutions adopted by the Executive Committee of the Company's Board of Directors with respect to the Registration Statement and the Common Stock (the "Resolutions"), and have reviewed such questions of law, as I have deemed necessary for the purposes of rendering the opinions set forth below.

Based on the foregoing, I am of the opinion that the Common Stock to which the Registration Statement relates has been duly authorized by all requisite corporate action on behalf of the Company and, when issued upon consummation of the Acquisition in accordance with, and upon satisfaction of the conditions set forth in, the Merger Agreement, will be validly issued, fully paid and nonassessable.
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The opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" contained in the Proxy Statement/Prospectus included therein.


Dated:  December 8, 2000

Very truly yours,

/s/ David J. Lubben

David J. Lubben